Filed Pursuant to Rule 433
                                                         File No.: 333-143751-03

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates with a file number of 333-143751. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-234-4624.

                        THE SERIES 2007-AR6 CERTIFICATES


              Initial       Pass-
             Principal     Through
  Class      Balance(1)     Rate             Principal Types              Interest Types     CUSIP
-----------------------------------------------------------------------------------------------------
   Offered Certificates
Class A-1   $300,000,000     (2)     Super Senior, Pass-Through           Variable Rate    949794 AA9
Class A-2   $959,580,000     (2)     Super Senior, Pass-Through           Variable Rate    949794 AB7
Class A-3    $69,978,000     (2)     Super Senior Support, Pass-Through   Variable Rate    949794 AC5
Class A-R           $100     (2)     Senior, Sequential Pay               Variable Rate    949794 AD3
Class B-1    $32,190,000     (2)     Subordinated                         Variable Rate    949794 AE1
Class B-2    $12,596,000     (2)     Subordinated                         Variable Rate    949794 AF8
Class B-3     $7,697,000     (2)     Subordinated                         Variable Rate    949794 AG6
   Non-Offered Certificates
Class B-4     $7,698,000     (2)     Subordinated                         Variable Rate    949794 AH4
Class B-5     $5,598,000     (2)     Subordinated                         Variable Rate    949794 AJ0
Class B-6     $4,198,970     (2)     Subordinated                         Variable Rate    949794 AK7


----------------------
(1)   Approximate. The initial principal balances are subject to adjustment.
(2) The pass-through rate with respect to each distribution date will be a per annum rate equal to the net WAC of the mortgage loans. For the initial distribution date in November 2007, this rate is expected to be approximately 6.174% per annum.

      Allocation of Amount to be Distributed on the Class A Certificates

      On each Distribution Date occurring prior to the Subordination Depletion Date, the Class A Principal Distribution Amount will be allocated among and distributed in reduction of the Principal Balances of the Class A Certificates, sequentially, as follows:

      first, to the Class A-R Certificates; and

      second, concurrently, to the Class A-1, Class A-2 and Class A-3 Certificates, pro rata.